ATTENTION:

THIS RESTRICTED STOCK AWARD SHALL NOT BECOME EFFECTIVE
UNLESS AND UNTIL IT IS "ACCEPTED" BY THE EMPLOYEE
IN THE MANNER DESCRIBED IN SECTION 1(b) BELOW.

RESTRICTED STOCK AWARD AGREEMENT

This RESTRICTED STOCK AWARD Agreement (this "Agreement") is made as of the Grant Date (defined below), by and between Alpharma Inc., a Delaware (USA) corporation with an address at One Executive Drive, Fort Lee, New Jersey 07024 (the "Company"), and the Employee (defined below), pursuant and subject to the Company's 2003 Omnibus Incentive Compensation Plan (the "Plan"), on the following terms and conditions:

DEFINITIONS: The following terms shall have the following meanings when used in this Agreement.
"Employee":
"Full Vesting Date":	May 12, 2007
"Grant Date":	May 12, 2005
"Grant Price":
"Number of Restricted Shares":
"Vesting Schedule":	50% of the Shares on the first anniversary of the Grant Date and all remaining shares on the second anniversary of the Grant Date

1. Grant and Acceptance of Restricted Stock Award.

(a) The Company hereby grants to the Employee, subject to the restrictions, forfeiture risks and other terms and conditions set forth herein and in the Plan, the "Restricted Stock Award", which shall consist of that Number of Restricted Shares (defined above) of the Company's Class A Common Stock (the "Shares"), at the Grant Price (defined above) per Share, issued under the Plan in the name of the Employee and bearing the legend set forth in Section 11 hereto, indicating that such Shares are subject to the terms of this Agreement.

(b) The Restricted Stock Award shall not be considered granted unless and until the Employee accepts the terms of this Agreement by signing and returning a copy of this Agreement to the Company's Vice President, Compensation and Benefits. By so accepting the Restricted Stock Award, the Employee is memorializing that he or she has accepted the Restricted Stock Award as of the Grant Date. Thereafter, the Restricted Stock Award shall vest in accordance with the Vesting Schedule (defined above), unless earlier accelerated or forfeited as set forth herein. This Restricted Stock Award shall be considered "Vested" for all purposes under this Agreement with respect to individual Shares upon the first date the Restricted Stock Award is vested with respect to such Shares pursuant to the above schedule. (If the Company has no record of the Employee's acceptance of the terms of this Agreement, or any other document required by the Company in connection with the Restricted Stock Award, the Restricted Stock Award shall be ineffective and the Employee shall have no rights in the Restricted Stock Award).

2. Restrictions / Rights of Company and Employee.

(a) Vesting of Restricted Stock Award. The Employee shall become 100% Vested in the Restricted Stock Award on the Full Vesting Date, subject to the other terms and conditions of this Agreement, including this Section 2.

(b) Forfeiture Rights of the Company Upon Termination. Subject to the further provisions of this Agreement, and except as otherwise provided in Section 2(c) below, prior to the Full Vesting Date, in the event that the Employee ceases to be a continuing employee of the Company as a result of a termination of his or her Employment with the Company , other than as a result of the death, Disability, or Retirement of the Employee or the termination of his or her Employment at the volition of the Company for any reason other than Cause, the entire non-Vested portion of the Restricted Stock Award shall automatically be forfeited by the Employee, and shall, with no further action on the part of the Employee, revert to the full beneficial and record ownership of the Company (the "Forfeiture Event"). (The terms "Employment", "Retirement", "Cause" and "Disability" are defined in Section 3 below.)

(c) Acceleration Rights of the Employee / The Death, Disability, or Retirement of the Employee. In the event that the Employee dies, or an event of Disability or the Retirement of the Employee or the termination of his or her Employment by the Company for other than Cause occurs prior to the Full Vesting Date, the Employee shall be immediately 100% vested in all of the Shares underlying the entire Restricted Stock Award granted hereunder and all of the Company's forfeiture rights under Section 2(b) above (the "Company's Forfeiture Rights") in such Shares shall terminate and be of no further force and effect.

(d) Change in Control. In the event that a Change in Control (as defined in the Alpharma Inc. Change in Control Plan, as amended from time to time (the "Change in Control Plan")) occurs, the Restricted Stock Award shall be governed by the Change in Control Plan and the provisions of this Agreement that contradict such Change in Control Plan shall become ineffective. For the Employee's reference, a copy of the Change in Control Plan is publicly available as an exhibit to the Company's securities filings, and is also available for review upon request.

3. Definitions. For purposes of this Agreement:

(a) An event of "Disability" shall mean the Employee's termination in good standing from the employ of the Company for reasons of disability under the then-established rules of the Company, consistent with all applicable federal, state and local (including international) laws.

(b) An event of "Retirement" shall mean the Employee's voluntary termination of his or her Employment with the Company under circumstances which would permit the Employee to receive retirement or early retirement benefits under a formal Company-sponsored pension plan or similar arrangement (assuming for the limited purposes of this definition that the Employee meets all of the criteria for participation in such plan or arrangement).

(c) "Employment" shall mean the continuing status of the Employee as a full-time permanent salaried or hourly employee of the Company or another entity so long as that entity is, and at all relevant times continues to be, an affiliate (as that term is defined under the regulations of the United States Securities and Exchange Commission) of the Company. Employment (i) shall include any period of illness or temporary disability during which the Employee continues to receive salary pursuant to the policies of the Company, as in effect from time to time, but (ii) shall not include any period of time during which the Employee is receiving salary continuation, payments in lieu of statutory or other notice, or during a statutory notice period, or other benefits as a result of the termination of Employment or any leave of absence of a duration longer than three (3) months.

(d) "Cause" shall mean a termination of Employment for reasons such as a conviction of a felony, habitual excessive use of drugs or alcohol, unsatisfactory attendance, substantial and willful neglect of job duties, failure or inability to adequately perform job duties, disclosure of confidential information regarding the Company or its operations, or the aiding or assisting of any person or entity which is competitive with the Company or its successors.

4. Location of Certificates During Restriction Period.

(a) Upon the Employee's acceptance of this Agreement, the Company shall instruct its stock transfer agent to issue the restricted Shares in the Employee's name. The stock transfer agent may either make a "book entry" notation of the Restricted Stock Award, or it may issue and deliver and deposit with the Secretary of the Company or his or her delegate (the "Secretary") one or more share certificates representing the Shares.

(b) Upon the occurrence of a Forfeiture Event, the Company may at anytime thereafter deliver to the Secretary a certificate executed by the Company attesting to the fact that a Forfeiture Event has occurred and, immediately upon receipt of such certificate, the Secretary is hereby irrevocably authorized by the Employee (without any further action on the part of the Employee) to take all actions necessary or appropriate to deliver the forfeited Shares, endorsed for transfer, to the Company. By accepting this Agreement as set forth in Section 1(b) above, the Employee hereby appoints the Secretary as the Employee's true and lawful attorney-in-fact, and agent with full power of substitution for him or her in any and all capacities, to assign and transfer such Shares unto the Company, and to execute with respect to such Shares all documents necessary or appropriate to make such securities negotiable and to complete any transaction herein contemplated including, without limitation, the filing with any applicable state blue sky authority or any required applications for consent to, or notice of, transfer of the Shares. The Employee further ratifies and confirms all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

(c) On May 12, 2006 as to 50% of the Shares subject to this Agreement and upon the occurrence of the Full Vesting Date as to all remaining Shares, (or earlier upon the vesting of the Restricted Stock Award pursuant to Section 2(c) above), the Secretary shall promptly, upon written request, deliver to the Employee the certificate or certificates representing such then-vested Shares, and the Secretary shall be discharged of all further obligations hereunder with respect to such Restricted Stock Award.

5. No Liability. Neither the Company nor the Secretary shall be liable for any act it may do or omit to do with respect to holding the Restricted Stock Award in escrow hereunder and while acting in good faith and in the exercise of its judgment. The Secretary is expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In the event that the Secretary obeys or complies with any such order, judgment or decree, the Secretary shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction. The Secretary shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder. The Secretary shall be entitled to employ such legal counsel (which may be counsel to the Company) and other experts as it may deem necessary in connection with its obligations hereunder, it may rely upon the advice of such counsel, and it may cause the Company to pay such counsel reasonable compensation therefor.

6. Disputes over Escrow. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of any Shares of the Restricted Stock Award held by the Secretary pursuant to Section 4 above, the Secretary is authorized and directed to retain in its possession or to deliver into court without liability to anyone, all or any part of said Restricted Stock Award until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Secretary shall be under no duty whatsoever to institute or defend any such proceedings.

7. Prohibition on Transfer. The Employee is subject to Section 8.3 of the Plan, which sets forth restrictions on the transferability, sale, pledge, assignment, etc. of the Restricted Stock Award.

8. Failure to Deliver Granted Shares to be Forfeited. In the event that Shares to be forfeited to the Company under this Agreement are not in the Secretary's possession pursuant to Section 4 above or otherwise and the Employee or the Employee's successor-in-interest fails to deliver such Shares to the Company (or its designee, as the case may be), the Company may elect to immediately take such action as is appropriate to transfer record title of such Shares from the Employee to the Company (or its designee, as the case may be) and to treat the Employee and such Shares in all respects as if delivery of such Shares had been made as required by this Agreement. The Employee has granted the Company a power of attorney in Section 4(b) above that shall be coupled with an interest for the purpose of effectuating the preceding sentence.

9. Additional Securities. If the Company shall pay a stock dividend or declare a stock split on or with respect to any of its Class A Common Stock, or otherwise distribute securities of the Company to the holders of its Class A Common Stock, the number of shares of stock or other securities of the Company then being so issued to the Employee with respect to the Shares of the Restricted Stock Award, that are subject to the restrictions contained in this Agreement, shall be added to the Shares subject to the Company's Forfeiture Rights. If the Company shall distribute to its stockholders securities of another corporation, the securities of such other corporation then being so distributed to the Employee with respect to the Shares of the Restricted Stock Award, that are subject to the restrictions contained in this Agreement, shall be added to the Shares subject to the Company's Forfeiture Rights. If the outstanding shares of the Company's Class A Common Stock shall be subdivided into a greater number of shares or combined into a smaller number of shares, or in the event of a reclassification of the outstanding shares of the Company's Class A Common Stock, or if the Company shall be a party to a merger, consolidation or capital reorganization, there shall be substituted for the Shares of the Restricted Stock Award then subject to this Agreement such amount and kind of securities (or cash) as are issued in such subdivision, combination, reclassification, merger, consolidation or capital reorganization in respect of such Shares subject immediately prior thereto to the Company's Forfeiture Right pursuant to this Agreement.

10. Tax Matters. In the event that an Employee is subject to federal, state or local (including international) income tax and the Company becomes obligated to pay withholding of taxes as a result of the expiration of any restrictions hereunder applicable to any particular Share of Restricted Stock Award or an election made by the Employee under Section 83(b) of the Internal Revenue Code of 1986, as amended, the Employee or such other person entitled to receive such Restricted Stock Award shall pay to the Company an amount equal to the amount of such withholding payment.

11. Legend and Other Transfer Restrictions. Prior to the Full Vesting Date, (or earlier upon the vesting of the Restricted Stock Award pursuant to Section 2(c) above), all certificates representing the then-non-vested Shares of the Restricted Stock Award shall have endorsed thereon, in addition to any other legends required by applicable securities laws, a legend substantially as follows:

"THE SALE OR OTHER TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, WHETHER VOLUNTARY, INVOLUNTARY, OR BY OPERATION OF LAW, IS SUBJECT TO CERTAIN RESTRICTIONS ON SALE AND TRANSFER (INCLUDING FORFEITURE) AS SET FORTH IN THE ALPHARMA INC. 2003 OMNIBUS INCENTIVE COMPENSATION PLAN AND IN THE ASSOCIATED RESTRICTED STOCK AWARD AGREEMENT, AS AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME. COPIES OF THE PLAN AND SUCH RESTRICTED STOCK AWARD AGREEMENT MAY BE OBTAINED FROM ALPHARMA INC."

In addition to the transfer restrictions referred to above and in Section 7 above, the Employee recognizes that United States federal and state securities laws govern and may restrict his or her right to sell or otherwise dispose of the Restricted Stock Award after the Full Vesting Date (or such earlier vesting date pursuant to Section 2(c) above). The Employee also understands that local non-United States laws may also govern the Employee's disposition of Shares, if the Employee is located outside of the United States.

12. Equitable Relief and Consent to Jurisdiction. The Employee specifically acknowledges and agrees that in the event of a breach or threatened breach of the provisions of this Agreement including, without limitation, the attempted transfer of all or part of the Restricted Stock Award by the Employee in violation of this Agreement, monetary damages may not be adequate to compensate the Company, and, therefore, in the event of such a breach or threatened breach, in addition to any right to damages, the Company shall be entitled to equitable relief from any court having competent jurisdiction. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach.

13. Section 83(b) Election. If the Employee is subject to United States federal income tax, the Employee hereby acknowledges that he or she has been informed that, with respect to the Restricted Stock Award, an election may be filed by the Employee with the Internal Revenue Service ("IRS"), within thirty (30) days of the issuance of the Restricted Stock Award to the Employee, electing pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed currently on any difference between the purchase price of the Shares underlying the Restricted Stock Award (paid by the Employee for such Restricted Stock Award; in this Agreement, that amount is $0.00) and the fair market value of the Shares underlying the Restricted Stock Award on the date of purchase (market price for the Class A Common Stock (the Grant Price per Share)). Absent such an election, taxable income will be measured and recognized by the Employee at the time of the Full Vesting Date (or such earlier vesting date pursuant to Section 2(c) above with respect to earlier-vested Shares of the Restricted Stock Award). Absent such an election, alternative minimum taxable income will be measured and recognized by the Employee at the time of vesting. The Employee is strongly encouraged to seek the advice of his or her own tax consultants in connection with the issuance of the Restricted Stock Award and the advisability of filing of the election under Section 83(b) of the Code. The Employee shall promptly provide a copy of any such election filed with the IRS with the Company.

As of the date this Agreement was drafted, the IRS provided information regarding the Section 83(b) election in its Publication 525 "Taxable and Non-Taxable Income", available on its website at www.IRS.gov, which the Employee may want to review for informational purposes. The Employee understands and agrees that the Company is providing this information solely for the Employee's reference, and the Company is in no way responsible for any information provided on the IRS website, or available through hyperlinks located on the IRS website to other websites.

THE EMPLOYEE ACKNOWLEDGES THAT IT IS THE EMPLOYEE'S SOLE RESPONSIBILITY, AND NOT THE COMPANY'S, TO FILE TIMELY THE ELECTION UNDER SECTION 83(b).

14. Employment. The Company is not by this Agreement obligated to continue the Employee as an employee, consultant or director of the Company or any of its affiliates, and the Company or any affiliate employing the Employee may terminate his or her Employment or otherwise treat him or her without regard to the effect it may have upon him or her under this Agreement. The Company and the Employee understand and agree that any references herein to employment of the Employee by the Company shall include the Employee's Employment or service as an employee of the Company or any affiliate of the Company.

15. Voting Rights and Dividends. At all times prior to the occurrence of a Forfeiture Event with respect to any Shares underlying the Restricted Stock Award, the Employee may exercise full voting rights and shall receive all dividends paid with respect to such Shares. As set forth in Section 9 above, dividends may be paid in the form of Shares subject to this Agreement.

16. Consent. The Employee specifically acknowledges that the Company must use certain personal information of the Employee for the limited purpose of granting and administering the Restricted Stock Award to the Employee, including sharing such information with agents or other third party administrators, and that such use may include the transfer of the Employee's personal information across international borders, and the Employee hereby consents to the use of his or her personal information for such purpose.

17. Administration. This Agreement and the Employee's rights hereunder are subject to all of the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations and administrative decisions that may be adopted thereunder. The Company may terminate, amend or modify the Plan at any time; provided that no such action shall in any way adversely affect the Employee's rights under this Agreement. For the Employee's reference, a copy of the Plan is available for the Employee's review as part of the Company's public filings with the US Securities and Exchange Commission, and from representative Company Human Resources personnel.

18. Notices. Any notice or other communication to be made, served or given to the Company under or pursuant to the terms hereof (a "Notice") shall be in writing and shall be addressed to the Company, in care of the Vice President, Compensation & Benefits, at One Executive Drive, Fort Lee, New Jersey 07024 USA, and any notice to be given to the Employee shall be in writing and addressed to the Employee's address maintained from time to time in the employment records of the Company or any affiliate, or at such other address as either party may hereafter designate in writing to the other. Such Notice shall be sent by personal delivery or by registered or certified mail, return receipt requested, postage prepaid, or by a nationally known overnight courier (or internationally known courier if sent from outside of the United States), providing written proof of delivery. Any Notice sent in the manner set forth above shall be deemed to have been given and received upon receipt if personally delivered, two (2) days after it has been delivered to a nationally (internationally) known overnight courier, and three (3) days after it has been deposited in the United States mail (or other non-United States government-sponsored mail system) if sent by mail. If a Notice is delivered otherwise than as set forth above, it shall be deemed to have been given when received. The substance of any Notice shall be deemed to have been fully acknowledged in the event of refusal of acceptance by the party to whom the notice is addressed.

19. Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Employee and the Company and their respective permitted successors, assigns, heirs, beneficiaries and representatives. This Agreement is personal to the Employee and may not be assigned by him or her without the prior written consent of the Company. Any attempted assignment in violation of this Section 19 shall be null and void.

20. Governing Law and Jurisdiction. This Agreement shall be construed and enforced in accordance with the terms of Section 20.5 of the Plan providing for use of the internal laws of the State of New Jersey in the United States; provided, however, that, insofar as the Company is incorporated under the laws of the State of Delaware in the United States, the General Corporate Law of the State of Delaware (or any successor statute) shall govern those matters that apply to the internal governance of the Company. Furthermore, the Employee hereby irrevocably submits to the co-exclusive jurisdiction of (i) the Superior Court of New Jersey, and (ii) the United States District Court for the District of New Jersey, to resolve any and all issues that may arise out of or relate to this Agreement. THE SECURITIES ISSUED HEREUNDER SHALL BE GOVERNED BY AND IN ACCORDANCE WITH THE CORPORATE SECURITIES LAWS OF THE UNITED STATES AND ANY OTHER APPLICABLE NON-UNITED STATES LAWS. Each of the parties hereto further agrees that service of any process, summons, notice or documents by United States registered mail, return receipt requested, or internationally-known courier, in accordance with the provisions of Section 18 above, shall be effective service of process for any action, suit or proceeding in New Jersey.

21. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law that renders any provisions hereof prohibited or unenforceable in any respect.

22. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement or incorporated herein by reference shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement.

23. Modifications and Amendments; Waivers and Consents. The terms and provisions of this Agreement may not be modified, amended, renewed, or terminated, nor may any term, condition or breach of any term or condition be waived, except by a writing signed by the Company and the Employee. Any waiver of any term, condition or breach hereof shall not be a waiver of any other term or condition or of the same term or condition for the future, or of any subsequent breach.

24. Consent of Spouse. If the Employee is married as of the date of this Agreement, the Employee's spouse shall execute a Consent of Spouse in a form acceptable to the Company (a sample of which is included as Exhibit A hereto), effective as of the date hereof. Such consent shall not be deemed to confer or convey to the spouse any rights in the Restricted Stock Award that do not otherwise exist by operation of law or the agreement of the parties. If the Employee marries or remarries subsequent to the date hereof, the Employee shall, not later than sixty (60) days thereafter, obtain his or her new spouse's acknowledgment of and consent to the existence and binding effect of all restrictions contained in this Agreement by such spouse's executing and delivering a Consent of Spouse form.

25. Acceptance. By accepting this Agreement (as described in Section 1(b) above), the Employee is accepting the Restricted Stock Award as set forth in this Agreement and agreeing to the terms and conditions hereof, including all provisions of the Plan. The Employee is further acknowledging that a copy of the Plan is available for the Employee's review as part of the Company's securities filings, and from representative Human Resources personnel.

IN WITNESS WHEREOF, this Agreement is executed as of the 12th day of May, 2005.

ALPHARMA INC.

By: _______________

__________________

[EMPLOYEE]

.

EXHIBIT A

CONSENT OF SPOUSE

I, ____________________________, spouse of _____________________, acknowledge that I have read the Restricted Stock Award Agreement dated as of __________, 20__ (the "Agreement") and that I know its contents. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Agreement. I am aware that, by its provisions, the Restricted Stock Award owned by my spouse is subject to forfeiture in favor of Alpharma Inc. (the "Company") and that, accordingly, the Restricted Stock Award, shall, upon a Forfeiture Event, automatically revert to the ownership of the Company, and this may include Shares of which I may become possessed as a result of a court decree and/or any property settlement in any domestic litigation (or otherwise).

I hereby agree that my interest, if any, in the Restricted Stock Award subject to the Agreement shall be irrevocably bound by the Agreement and I further understand and agree that any community property interest I may have in the Restricted Stock Award shall be similarly bound by the Agreement.

I agree to the Company's Forfeiture Rights described in the Agreement and I hereby consent to the forfeiture of the Restricted Stock Award to the Company in accordance with the provisions of the Agreement. Further, as part of the consideration for the Agreement, I agree that, at my death, if I have not disposed of any interest of mine in the Restricted Stock Award by an outright bequest of the Restricted Stock Award to my spouse, then the Company shall have the same rights against my legal representative to exercise its rights of forfeiture with respect to any interest of mine in the Restricted Stock Award as it would have had pursuant to the Agreement if I had acquired such interest pursuant to a court decree in domestic litigation.

I AM AWARE THAT THE LEGAL, FINANCIAL AND RELATED MATTERS CONTAINED IN THE AGREEMENT ARE COMPLEX AND THAT I AM FREE TO SEEK INDEPENDENT PROFESSIONAL GUIDANCE OR COUNSEL WITH RESPECT TO THIS CONSENT. I HAVE EITHER SOUGHT SUCH GUIDANCE OF COUNSEL OR DETERMINED AFTER REVIEWING THE AGREEMENT CAREFULLY THAT I WILL WAIVE SUCH RIGHT.

Dated as of the _______ day of ________________, 20__.

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